Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in DigitalGlobe, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Information of DigitalGlobe” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
October 25, 2012